Exhibit 99.1
NEWS RELEASE

September 20, 2006	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS TO SHIP PERIMETER SECURITY PRODUCTS
IN EXCESS OF 1/2 MILLION DOLLARS FOR USE BY FEDERAL BUREAU OF PRISONS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) announced today its electronic perimeter security fence products will be installed at several federal prisons throughout the U.S. The project is a result of the Federal Bureau of Prisons’ award of a contract to SIGCOM-GDI Fencing Solutions, LLC of Greensboro, North Carolina. GDI is the exclusive distributor of the Zareba products developed for use in the federal prison project.
The Zareba Systems electronic perimeter security fence products will be shipped during the Company’s second quarter fiscal 2007 and installed over the next several months. The products will be manufactured at the company’s Ellendale, Minn., facility. Zareba Systems expects sales revenue in excess of $500,000 as a result of the Federal Bureau of Prisons’ contract award to SIGCOM-GDI Fencing Solutions, LLC.
“This is an important piece of business for our Zareba Security subsidiary,” said Jerry Grabowski, president and CEO. “Our security products are designed to provide the high level of security required by these types of facilities, and be cost effective as well. We hope this leads to additional sales in the corrections marketplace.”
Zareba Security provides security solutions designed to deter, detect, delay, assess and respond to intrusions or escapes in a wide range of applications. The company has over 60 years of experience in perimeter control and is using this knowledge to serve the security market.
The electronic perimeter security fence product for prison use is a new product developed by Zareba Systems in cooperation with GDI during the past two years. GDI LLC is an end-to-end provider of outdoor security systems headquartered in Oakbrook Terrace, Ill. SIGCOM, Inc. is a security systems integration company, headquartered in Greensboro, N.C.
About Zareba Systems, Inc.
Zareba Systems, Inc. is the world’s leading manufacturer of electronic perimeter fence systems for animal and access control. A Minnesota corporation since 1960, the Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. More information on the company’s security products can be found at www.ZarebaSecurity.com. The corporate web site is located at www.ZarebaSystemsInc.com.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to favorable results in fiscal year 2007 arising from price increases and future growth and profitablity are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, customer demand for new products, the timing of customer purchases, as well as the development, introduction, or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125